-----------------------------
                                                          OMB APPROVAL
                                                  -----------------------------
                                                  OMB NUMBER: 3235-0145
                                                  -----------------------------
                                                  EXPIRES DECEMBER 31, 2005
                                                  -----------------------------
                                                  ESTIMATED AVERAGE BURDEN
                                                  HOURS PER RESPONSE .......11
                                                  -----------------------------

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. ___________)*


                           Mobility Electronics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    60741U101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 24, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No.  60741U101

--------------------------------------------------------------------------------
      1.  Names of Reporting Person Alydar Capital, LLC
      I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

(a)   X

(b)   [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: Delaware

--------------------------------------------------------------------------------
Number of Shares      5.  Sole Voting Power: 0
Beneficially         -----------------------------------------------------------
Owned by Each         6.  Shared Voting Power: 626,743
Reporting Person     -----------------------------------------------------------
With                  7.  Sole Dispositive Power: 0
                     -----------------------------------------------------------
                      8.  Shared Dispositive Power: 626,743
                     -----------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person. 626,743
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9) 2.08%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)  IA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  60741U101

--------------------------------------------------------------------------------
      1.  Names of Reporting Person: Alydar Partners, LLC
      I.R.S. Identification Nos. of above persons (entities only)

--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

(a)   X

(b)   [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: Delaware

--------------------------------------------------------------------------------
Number of Shares      5. Sole Voting Power: 0
Beneficially         -----------------------------------------------------------
Owned by Each         6. Shared Voting Power: 1,507,910
Reporting Person     -----------------------------------------------------------
With                  7. Sole Dispositive Power: 0
                     -----------------------------------------------------------
                      8. Shared Dispositive Power: 1,507,910
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person. 1,507,910
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9) 5.0013%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)  IA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  60741U101

--------------------------------------------------------------------------------
      1. Names of Reporting Person Alydar Fund, L.P.
      I.R.S. Identification Nos. of above persons (entities only)

--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

(a)   X

(b)   [ ]
--------------------------------------------------------------------------------
3. SEC Use Only

--------------------------------------------------------------------------------
4. Citizenship or Place of Organization: Delaware

--------------------------------------------------------------------------------
Number of Shares      5. Sole Voting Power: 63,934
Beneficially         -----------------------------------------------------------
Owned by Each         6. Shared Voting Power: 0
Reporting Person     -----------------------------------------------------------
With                  7. Sole Dispositive Power: 63,934
                     -----------------------------------------------------------
                      8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person. 63,934
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9) 0.212%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)  PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  60741U101

--------------------------------------------------------------------------------
      1. Names of Reporting Person Alydar QP Fund, L.P.
      I.R.S. Identification Nos. of above persons (entities only)

--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

(a)   X

(b)   [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: Delaware

--------------------------------------------------------------------------------
Number of Shares      5. Sole Voting Power: 515,783
Beneficially         -----------------------------------------------------------
Owned by Each         6. Shared Voting Power: 0
Reporting Person     -----------------------------------------------------------
With                  7. Sole Dispositive Power: 515,783
                     -----------------------------------------------------------
                      8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person. 515,783
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9) 1.711%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)  PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  60741U101

--------------------------------------------------------------------------------
      1. Names of Reporting Person Alydar Fund Limited
      I.R.S. Identification Nos. of above persons (entities only)

--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

(a)   X

(b)   [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4. Citizenship or Place of Organization: Cayman Islands

--------------------------------------------------------------------------------
Number of Shares      5. Sole Voting Power: 863,881
Beneficially         -----------------------------------------------------------
Owned by Each         6. Shared Voting Power: 0
Reporting Person     -----------------------------------------------------------
With                  7. Sole Dispositive Power: 863,881
                     -----------------------------------------------------------
                      8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person. 863,881
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9) 2.865%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)  OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  60741U101

--------------------------------------------------------------------------------
      1. Names of Reporting Person Alysheba QP Fund, L.P.
      I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

(a)   X

(b)   [ ]
--------------------------------------------------------------------------------
3. SEC Use Only

--------------------------------------------------------------------------------
4. Citizenship or Place of Organization: Delaware

--------------------------------------------------------------------------------
Number of Shares      5. Sole Voting Power: 47,026
Beneficially         -----------------------------------------------------------
Owned by Each         6. Shared Voting Power:  0
Reporting Person     -----------------------------------------------------------
With                  7. Sole Dispositive Power: 47,026
                     -----------------------------------------------------------
                      8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person. 47,026
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9) 0.156%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)  PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  60741U101

--------------------------------------------------------------------------------
      1. Names of Reporting Person Alysheba Fund Limited
      I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

(a)   X

(b)   [ ]
--------------------------------------------------------------------------------
3. SEC Use Only

--------------------------------------------------------------------------------
4. Citizenship or Place of Organization: Cayman Islands

--------------------------------------------------------------------------------
Number of Shares      5. Sole Voting Power: 17,286
Beneficially         -----------------------------------------------------------
Owned by Each         6. Shared Voting Power:  0
Reporting Person     -----------------------------------------------------------
With                  7. Sole Dispositive Power: 17,286
                     -----------------------------------------------------------
                      8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person. 17,286
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9) 0.057%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)  OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  60741U101

--------------------------------------------------------------------------------
      1. Names of Reporting Person John A. Murphy
      I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

(a)   X

(b)   [ ]
--------------------------------------------------------------------------------
3. SEC Use Only

--------------------------------------------------------------------------------
4. Citizenship or Place of Organization: United States

--------------------------------------------------------------------------------
Number of Shares      5. Sole Voting Power: 0
Beneficially         -----------------------------------------------------------
Owned by Each         6. Shared Voting Power:  1,507,910
Reporting Person     -----------------------------------------------------------
With                  7. Sole Dispositive Power: 0
                     -----------------------------------------------------------
                      8. Shared Dispositive Power: 1,507,910
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person. 1,507,910
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9) 5.0013%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)  IN
--------------------------------------------------------------------------------

Item 1.

(a) Name of Issuer Mobility Electronics, Inc.

(b) Address of Issuer's Principal Executive Offices 7955 East Redfield Road, Scottsdale AZ 85260


Item 2.

(a) Name of Person Filing: John A. Murphy, an individual, is managing member of Alydar Capital, LLC and Alydar Partners, LLC, both Delaware limited liability companies. Alydar Capital, LLC is the general partner of Alydar Fund, L.P., Alydar QP Fund, L.P. and Alysheba QP Fund, L.P. Alydar Partners, LLC is the investment manager of Alydar Fund, L.P., Alydar QP Fund, L.P., Alydar Fund Limited, Alysheba QP Fund, L.P., and Alysheba Fund Limited.(1)

(b) Address of Principal Business Office or, if none, Residence 222 Berkeley Street, 17th Floor, Boston, MA 02116

(c) Citizenship

(d) Title of Class of Securities: Mobility Electronics, Inc. common stock

(e) CUSIP Number 60741U101


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: N/A

(a) Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e) An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

(f) An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g) A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

(h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

--------------
(1)  John A. Murphy disclaims beneficial ownership of the securities.

(i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

Alydar Capital, LLC: 626,743 shares

Alydar Partners, LLC: 1,507,910 shares

Alydar Fund, L.P.: 63,934 shares

Alydar QP Fund, L.P.: 515,783 shares

Alydar Fund Limited: 863,881 shares

Alysheba QP Fund, L.P.: 47,026 shares

Alysheba Fund Limited: 17,286 shares

John A. Murphy(1): 1,507,910 shares

(b) Percent of class: 5.0013%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote. 0

(ii) Shared power to vote or to direct the vote. 1,507,910

(iii) Sole power to dispose or to direct the disposition of. 0

(iv) Shared power to dispose or to direct the disposition of. 1,507,910

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person. N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8. Identification and Classification of Members of the Group N/A

Item 9. Notice of Dissolution of Group N/A

--------------
(1)  John A. Murphy disclaims beneficial ownership in the securities.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 3, 2005

ALYDAR CAPITAL, LLC

By: John A. Murphy, Manager

/s/ John A. Murphy


ALYDAR PARTNERS, LLC

By: John A. Murphy, Manager

/s/ John A. Murphy


ALYDAR FUND, L.P.

By:  ALYDAR CAPITAL, LLC, its General Partner

John A. Murphy, Manager

/s/ John A. Murphy

ALYDAR QP FUND, L.P.

By:  ALYDAR CAPITAL, LLC, its General Partner

John A. Murphy, Manager

/s/ John A. Murphy


ALYDAR FUND LIMITED

John A. Murphy, Director

/s/ John A. Murphy


ALYSHEBA QP FUND, L.P.

By:  ALYDAR CAPITAL, LLC, its General Partner

John A. Murphy, Manager

/s/ John A. Murphy


ALYSHEBA FUND LIMITED

John A. Murphy, Director

/s/ John A. Murphy